CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 104 to the Registration Statement on Form N-1A of Fidelity Trend Fund, of our report dated February 2, 1996 on the financial statements and financial highlights included in the December 31, 1995 Annual Report to Shareholders of Fidelity Trend Fund.
We also consent to the incorporation by reference in this Post-Effective Amendment, of our report dated December 4, 1995 on the financial statements and financial highlights included in the Annual Report to Shareholders of Fidelity Capital Trust: Fidelity Value Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.


Boston, Massachusetts        /s/COOPERS & LYBRAND L.L.P.
February 12, 1996